Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 24, 2009 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the second quarter of 2009 were $265.7 million compared to $280.6 million for the second quarter of 2008. Organic revenue growth, as defined below, was 5%. Earnings per diluted share (“EPS”) for the quarter ended June 30, 2009 were $0.55 compared to $0.63 for the same period in the prior year. Excluding incremental EPS that resulted from sales of pharmaceutical products that were subsequently divested or discontinued in 2008, EPS in the second quarter of 2008 would have been $0.54, and thus EPS growth without this contribution was 2%.

Organic revenue growth excludes the impact of changes in currency exchange rates, which reduced revenue growth by approximately 5%, and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, including pharmaceutical products that were divested in the fourth quarter of 2008. Pharmaceutical revenues and related earnings in the second quarter of 2008 were exceptionally high due to the sale of the remaining inventory of PZI VET® in connection with the discontinuation of that product.

“Our second quarter results reflect our continued focus on productivity in the current economic environment,” said Jonathan Ayers, Chief Executive Officer. “Economic weakness reduced pet visits to U.S. veterinary clinics, our largest customer segment, by an estimated 4% year over year, similar to the first quarter of 2009. We nonetheless achieved 5% organic growth during the period. This growth was led by sales of our Catalyst Dx® chemistry analyzers and consumables, which transitioned out of limited launch phase and into full commercialization in the second quarter, per our expectation. We are very pleased with customer adoption of this next generation system in Q2 and the performance of the instrument system in the field. We continue to expect around 2000 placements for the year.”

“We also saw relative strength in certain other business areas, including our laboratory services business, and geographies, such as China.”

“We continue to find efficiencies in our operating expenses while not cutting back on the critical investments that allow us to achieve our objectives, both operational and strategic. Operating expense productivity is becoming a way of life at IDEXX, and is an integral part of our plan for 2009 and beyond.”

IDEXX Announces Second Quarter Results
July 24, 2009

 “We also benefited modestly, versus our last guidance in April, from the weakening of the U.S. dollar in relation to the currencies of our international markets. This positive impact from foreign currency exchange in relation to our outlook three months ago, assuming no changes for the balance of the year from levels exhibited over the last two months, causes us to increase our guidance in revenues and EPS slightly for the year.”

Revenue Performance

Please refer to the table below entitled “Revenues and Revenue Growth Analysis by Product and Service Categories” in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group (“CAG”) revenues for the second quarter of 2009 were $217.3 million compared to $230.0 million for the second quarter of 2008. The decrease in CAG revenue was due primarily to the absence of pharmaceutical product sales in the second quarter of 2009, as noted above, and the unfavorable impact of changes in foreign currency exchange rates. Organic growth of 5% was largely the result of increased sales of IDEXX VetLab® instruments and consumables, driven by sales of our Catalyst Dx® chemistry analyzer and SNAPshot Dx® analyzer, both of which we began shipping to customers at the end of the first quarter of 2008. To a lesser extent, organic growth also was driven by price increases realized on sales of laboratory and consulting services. The impact of higher IDEXX VetLab® instruments and consumables volumes was partly offset by lower sales volume and lower average unit sales prices for LaserCyte® hematology analyzers.

Water. Water segment revenues for the second quarter of 2009 were $19.2 million compared to $20.2 million for the second quarter of 2008. The decrease in Water revenue was due primarily to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenue by 7%. Organic growth of 2% was due to the favorable impact of higher average unit sales prices partly offset by lower sales volumes.

Production Animal Segment. Production Animal Segment (“PAS”) revenues for the second quarter of 2009 were $19.6 million compared to $21.5 million for the second quarter of 2008. The decrease in PAS revenue was due primarily to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenue by 10%. Organic growth of 1% was due to the favorable impact of higher average unit sales prices partly offset by lower sales volumes.

IDEXX Announces Second Quarter Results
July 24, 2009

Year-to-Date Results

Year-to-date revenues were $502.2 million compared to $529.6 million for the six months ended June 30, 2008. Organic growth for the six months ended June 30, 2009 was 4%.

Year-to-date diluted EPS were $0.98 compared to $1.06 for the six months ended June 30, 2008. As shown in the reconciliation of non-GAAP diluted EPS to earnings per share in the supplementary table provided below, non-GAAP diluted EPS for the six months ended June 30, 2008 were $1.04, of which approximately $0.08 per share related to pharmaceutical sales.

Additional Operating Results for the Second Quarter

Gross profit for the second quarter of 2009 decreased $12.8 million, or 8%, to $138.4 million from $151.3 million for the second quarter of 2008. As a percentage of total revenue, gross profit decreased to 52% from 54%. The decrease in gross profit percentage was due primarily to the absence of higher margin pharmaceutical product sales in the second quarter of 2009, to higher relative sales of lower margin IDEXX VetLab® instruments and laboratory and consulting services, and to higher overall manufacturing costs. These unfavorable impacts were partly offset by the impact of higher selling prices, primarily for laboratory and consulting services.

Research and development (“R&D”) expense for the second quarter of 2009 was $16.6 million, or 6% of revenue, compared to $18.3 million, or 6.5% of revenue for the second quarter of 2008. The decrease in R&D expense was due primarily to the absence of pharmaceutical business R&D spending in the second quarter of 2009.

Selling, general and administrative (“SG&A”) expense for the second quarter of 2009 was $72.7 million, or 27% of revenue, compared to $74.1 million, or 26% of revenue, for the second quarter of 2008. The decrease in SG&A expense resulted primarily from the favorable impact of exchange rates on foreign currency denominated expenses and the absence of pharmaceutical business SG&A spending in the second quarter of 2009. These impacts were partly offset by increases in spending related to information technology, facilities, and other general support functions in the U.S. and Europe.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and six months ended June 30, 2009, as well as a reconciliation of non-GAAP diluted EPS to earnings per share.

IDEXX Announces Second Quarter Results
July 24, 2009

Outlook

The Company provides the following updated guidance for the full year of 2009. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain, for the balance of 2009, at levels exhibited for the past two months. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2009.

•
Revenues are expected to be approximately $1.02 billion, which represents relatively flat reported revenues compared to 2008 and organic revenue growth of approximately 5%. This guidance is higher than the previous guidance of approximately $1.0 billion provided in April 2009, driven by currency benefits from the weakening of the U.S. Dollar relative to other major currencies since April. Organic revenue growth of 5% is unchanged from our previous guidance.

•	Diluted EPS are expected to be $1.88 to $1.92, an increase from our previous guidance of $1.86 to $1.90 due principally to the anticipated currency benefits discussed above.

•	Free cash flow is expected to be approximately 100% of net income.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its second quarter results. To participate in the conference call, dial 1-612-234-9960 or 1-800-230-1085 and reference confirmation code 107556. An audio replay will be available through Friday July 31, 2009 by dialing 1-320-365-3844 and referencing replay code 107556.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,700 people and offers products to customers in over 100 countries.

IDEXX Announces Second Quarter Results
July 24, 2009

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the impact of a weak economy on demand for the Company’s products and services; the impact of changes and disruptions in financial and currency markets; the effectiveness of the Company’s sales and marketing activities; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; the Company’s ability to manufacture complex biologic products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company’s operations due to natural disasters or system failures; and the loss of key employees. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended March 31, 2009, in the section captioned "Risk Factors.”

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2009	2008	2009	2008
Revenue:	Revenue	$265,723	$280,570	$502,178	$529,644
Expenses and
Income:	Cost of revenue	127,283	129,310	239,305	248,548
	Gross profit	138,440	151,260	262,873	281,096
	Sales and marketing	41,876	44,214	82,861	88,215
	General and administrative	30,794	29,881	59,862	59,702
	Research and development	16,594	18,274	32,533	35,569
	Income from operations	49,176	58,891	87,617	97,610
	Interest expense, net	403	643	799	1,128
	Income before provision for income taxes	48,773	58,248	86,818	96,482
	Provision for income taxes	15,106	18,884	27,080	29,567
Net Income:	Net income	$33,667	$39,364	$59,738	$66,915
	Earnings per share: Basic	$0.57	$0.66	$1.01	$1.11
	Earnings per share: Diluted	$0.55	$0.63	$0.98	$1.06
	Shares outstanding: Basic	58,911	60,029	59,041	60,448
	Shares outstanding: Diluted	60,697	62,440	60,688	63,017

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2009	2008	2009	2008
Key Operating	Gross profit	52.1%	53.9%	52.3%	53.1%
Ratios (as a percentage of	Sales, marketing, general and
revenue):	administrative expense	27.3%	26.4%	28.4%	27.9%
	Research and development expense	6.2%	6.5%	6.5%	6.7%
	Income from operations (1)	18.5%	21.0%	17.4%	18.4%

International	International revenue (in thousands)	$105,999	$113,928	$196,411	$217,256
Revenue:	International revenue as a percentage of
	total revenue	39.9%	40.6%	39.1%	41.0%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Six Months Ended
			Income from				Earnings per Share
	Gross Profit		Operations		Net Income		Diluted
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP measurement	$262,873	$281,096	$87,617	$97,610	$59,738	$66,915	$0.98	$1.06
% of revenue	52.3%	53.1%	17.4%	18.4%	11.9%	12.6%
Discrete income tax benefits(1)	-	-	-	-	-	(1,472)	-	(0.02)
Non-GAAP comparative measurements(2)	$262,873	$281,096	$87,617	$97,610	$59,738	$65,443	$0.98	$1.04
% of revenue	52.3%	53.1%	17.4%	18.4%	11.9%	12.4%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges and benefits that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2008, the separately identified discrete income tax benefit was due to a reduction in international deferred tax liabilities due to lower anticipated international tax rates.

(2) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2009	2008	2009	2008
Revenue:	CAG	$217,289	$229,982	$410,981	$432,773
	Water	19,165	20,150	35,016	36,966
	PAS	19,639	21,489	37,905	42,651
	Other	9,630	8,949	18,276	17,254
	Total	$265,723	$280,570	$502,178	$529,644

Gross Profit:	CAG	$108,334	$120,481	$204,776	$222,035
	Water	12,554	12,433	23,710	22,748
	PAS	13,299	14,430	26,407	28,663
	Other	4,193	3,820	7,741	7,378
	Unallocated	60	96	239	272
	Total	$138,440	$151,260	$262,873	$281,096

Income from
Operations:	CAG	$39,912	$47,488	$68,991	$76,612
	Water	8,608	8,302	15,920	14,572
	PAS	5,108	5,514	10,058	11,342
	Other	(30)	265	99	507
	Unallocated	(4,422)	(2,678)	(7,451)	(5,423)
	Total	$49,176	$58,891	$87,617	$97,610

Gross Profit
(as a percentage
of revenue):	CAG	49.9%	52.4%	49.8%	51.3%
	Water	65.5%	61.7%	67.7%	61.5%
	PAS	67.7%	67.2%	69.7%	67.2%
	Other	43.5%	42.7%	42.4%	42.8%

Income from
Operations
(as a percentage
of revenue):	CAG	18.4%	20.6%	16.8%	17.7%
	Water	44.9%	41.2%	45.5%	39.4%
	PAS	26.0%	25.7%	26.5%	26.6%
	Other	(0.3)%	3.0%	0.5%	2.9%

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)
Three Months Ended
Net Revenue	June 30, 2009	June 30, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$217,289	$229,982	$(12,693)	(5.5)%	(4.6)%	(6.2)%	5.3%
Water	19,165	20,150	(985)	(4.9)%	(6.6)%	-	1.7%
PAS	19,639	21,489	(1,850)	(8.6)%	(9.9)%	-	1.3%
Other	9,630	8,949	681	7.6%	(2.1)%	-	9.7%
Total	$265,723	$280,570	$(14,847)	(5.3)%	(5.1)%	(5.1)%	4.9%

Three Months Ended
Net Revenue	June 30, 2009	June 30, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

Instruments and consumables	$83,732	$80,777	$2,955	3.7%	(5.7)%	-	9.4%
Rapid assay products	41,567	41,618	(51)	(0.1)%	(1.8)%	-	1.7%
Laboratory and consulting services	77,876	79,341	(1,465)	(1.8)%	(6.4)%	-	4.6%
Practice information management systems and digital radiography	14,114	14,015	99	0.7%	(1.8)%	-	2.5%
Pharmaceutical products	-	14,231	(14,231)	(100.0)%	-	(100.0)%	-
Net CAG revenue	$217,289	$229,982	$(12,693)	(5.5)%	(4.6)%	(6.2)%	5.3%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended June 30, 2009 to the three months ended June 30, 2008.

(2) Represents the percentage change in revenue during the three months ended June 30, 2009 compared to the three months ended June 30, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to March 31, 2008.

(3) Organic growth

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)
Six Months Ended
Net Revenue	June 30, 2009	June 30, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$410,981	$432,773	$(21,792)	(5.0)%	(5.2)%	(4.1)%	4.3%
Water	35,016	36,966	(1,950)	(5.3)%	(7.4)%	-	2.1%
PAS	37,905	42,651	(4,746)	(11.1)%	(9.7)%	-	(1.4)%
Other	18,276	17,254	1,022	5.9%	(2.0)%	-	7.9%
Total	$502,178	$529,644	$(27,466)	(5.2)%	(5.7)%	(3.3)%	3.8%

Six Months Ended
Net Revenue	June 30, 2009	June 30, 2008	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

Instruments and consumables	$155,967	$156,387	$(420)	(0.3)%	(6.4)%	-	6.1%
Rapid assay products	79,244	80,329	(1,085)	(1.4)%	(1.8)%	-	0.4%
Laboratory and consulting services	146,568	149,448	(2,880)	(1.9)%	(7.1)%	-	5.2%
Practice information management systems and digital radiography	29,148	29,040	108	0.4%	(2.4)%	-	2.8%
Pharmaceutical products	54	17,569	(17,515)	(99.7)%	-	(100.0)%	0.3%
Net CAG revenue	$410,981	$432,773	$(21,792)	(5.0)%	(5.2)%	(4.1)%	4.3%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the six months ended June 30, 2009 to the six months ended June 30, 2008.

(2) Represents the percentage change in revenue during the six months ended June 30, 2009 compared to the six months ended June 30, 2008 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2007.

(3) Organic growth

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		June 30,	December 31,
		2009	2008
Assets:	Current Assets:
	Cash and cash equivalents	$103,744	$78,868
	Accounts receivable, net	118,782	111,498
	Inventories	122,924	115,926
	Other current assets	38,887	49,598
	Total current assets	384,337	355,890
	Property and equipment, at cost	333,002	320,198
	Less: accumulated depreciation	143,342	130,552
	Property and equipment, net	189,660	189,646
	Other long-term assets, net	224,513	219,901
	Total assets	$798,510	$765,437
Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$26,472	$28,006
	Accrued expenses	100,218	104,616
	Debt	75,586	151,385
	Deferred revenue	10,834	11,285
	Total current liabilities	213,110	295,292
	Long-term debt, net of current portion	4,694	5,094
	Line of credit, net of current portion	80,000	-
	Other long-term liabilities	30,132	26,857
	Total long-term liabilities	114,826	31,951

	Total stockholders’ equity	470,574	438,194
	Total liabilities and stockholders’ equity	$798,510	$765,437

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2009	2009	2008	2008	2008
Key
Balance Sheet	Days sales outstanding	40.2	43.8	41.9	42.3	39.9
Information:	Inventory turns	1.8	1.6	2.0	1.9	2.1

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2009	2008
Operating:	Cash Flows from Operating Activities:
	Net income	$59,738	$66,915
	Non-cash charges	33,677	27,354
	Changes in current assets and liabilities, net of
	acquisitions	(22,534)	(26,129)
	Net cash provided by operating activities	$70,881	$68,140
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(21,087)	(42,564)
	Proceeds from disposition of pharmaceutical product lines	1,377	-
	Proceeds from sale of property and equipment	1,076	-
	Acquisition of businesses and intangible assets	-	(8,514)
	Acquisition of equipment leased to customers	(273)	(429)
	Net cash used by investing activities	$(18,907)	$(51,507)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	3,782	85,948
	Payment of other notes payable	(436)	(357)
	Purchase of treasury stock	(39,725)	(102,331)
	Proceeds from the exercise of stock options and employee stock purchase plans	6,888	9,174
	Tax benefit from exercise of stock options and vesting of restricted stock units	1,355	3,198
	Net cash used by financing activities	$(28,136)	$(4,368)
	Net effect of changes in exchange rates on cash	1,038	2,640
	Net increase in cash and cash equivalents	24,876	14,905
	Cash and cash equivalents, beginning of period	78,868	60,360
	Cash and cash equivalents, end of period	$103,744	$75,265

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2009	2008
Free Cash
Flow:	Net cash provided by operating activities	$70,881	$68,140
	Financing cash flows attributable to tax benefits from exercise of stock options	1,355	3,198
	Purchase of fixed assets	(21,087)	(42,564)
	Acquisition of equipment leased to customers	(273)	(429)
	Free cash flow	$50,876	$28,345

	Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Announces Second Quarter Results
July 24, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Share repurchases during the period	593	1,002	1,061	1,952
Average price paid per share	$41.72	$50.89	$37.46	$52.42

Shares remaining under repurchase authorization as of June 30, 2009	3,152